Filed Pursuant to Rule 424(b)(7)
Registration No 333-230823
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 19, 2019)

NUSTAR ENERGY L.P.
23,246,650
Common Units Representing Limited Partner Interests
This prospectus supplement amends and supplements the selling unitholder table and related footnotes contained in the prospectus dated April 19, 2019 (the “Prospectus”), which Prospectus forms a part of the Registration Statement on Form S-3 (File No. 333-230823) of NuStar Energy L.P., relating to up to 23,246,650 common units representing limited partner interests (“common units”) in NuStar Energy L.P. issuable to the selling unitholders named herein (the “selling unitholders”) upon conversion of 23,246,650 Series D Cumulative Convertible Preferred Units representing limited partner interests (the “Series D Preferred Units”) in NuStar Energy L.P. that may be offered and sold from time to time in one or more offerings by the selling unitholders. For more information related to the selling unitholders, please read “The Selling Unitholders.” We will not receive any proceeds from any sale of common units offered by this prospectus supplement.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.
Investing in our common units involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase our securities, please see “Risk Factors,” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2020

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Unitholders” in the Prospectus as a result of certain transfers of securities. The quantity and type of securities covered by the Prospectus has not changed. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.
S-1

SELLING UNITHOLDERS
This prospectus supplement and the Prospectus relate to 23,246,650 common units issuable to the selling unitholders upon conversion of the Series D Preferred Units, which were issued and sold pursuant to that certain Series D Preferred Units Purchase Agreement, dated as of June 29, 2018 (the “Series D Purchase Agreement”).
The information contained in the table below in respect of the selling unitholders (including the number of common units beneficially owned and the number of common units offered) has been obtained from the selling unitholders and has not been independently verified by us. We may supplement the prospectus from time to time in the future to update or change this list of selling unitholders and the number of common units that may be offered and sold by them. The registration for resale of the common units does not necessarily mean that the selling unitholders will sell all or any of these common units. In addition, the selling unitholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common units in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
The information set forth in the following table regarding the beneficial ownership after resale of the common units is based upon the assumption that the selling unitholders will sell all of the common units beneficially owned by them that are covered by this prospectus supplement. The ownership percentage indicated in the following table is based on 109,195,333 outstanding common units of as of July 31, 2020 and assumes the conversion of all Series D Preferred Units. Except as indicated in the footnotes to the table below, to our knowledge, the selling unitholders have the sole voting and investment power with respect to all securities beneficially owned by them. Unless otherwise described below, to our knowledge, none of the selling unitholders has held any position or office or had any material relationship with NuStar Energy during the three years prior to the date of this prospectus supplement.
Name of selling unitholder	Common units beneficially owned prior to the offering		Common units to be offered	Common units beneficially owned after the offering
	Number	Percentage		Number	Percentage
EIG Nova Equity Aggregator, L.P.(1)	17,336,485	13.1%	17,336,485	—	—
Gladwyne Funding LLC(2)	3,910,165	3.0%	3,910,165	—	—
T. Rowe Price High Yield Fund, Inc.(3)	1,199,625	*	1,199,625	—	—
T. Rowe Price High Yield Trust(3)	284,650	*	284,650	—	—
T. Rowe Price Institutional High Yield Fund(3)	229,325	*	229,325	—	—
T. Rowe Price Institutional Floating Rate Fund(3)	140,075	*	140,075	—	—
T. Rowe Price Floating Rate Fund, Inc.(3)	105,250	*	105,250	—	—
T. Rowe Price Floating Rate Trust(3)	41,075	*	41,075	—	—
*	Represents less than 1%.
(1)
EIG Nova Equity Aggregator, L.P. is a holding company for certain funds managed by EIG Management Company, LLC (the “Manager”). The funds’ investment committee has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the common units held by the funds. The members of the funds’ investment committee are R. Blair Thomas, Randall S. Wade, Jean-Daniel Borgeaud, Linda Cook and Richard Punches. The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(2)
Gladwyne Funding LLC (“Gladwyne”) is a wholly-owned, direct subsidiary of FS Energy and Power Fund (“FSEP”), an externally managed closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The investment adviser to FSEP is FS/EIG Advisor, LLC (“FS/EIG Advisor”). The investment committee of FS/EIG Advisor makes investment decisions on behalf of FS/EIG Advisor and has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the common units held by Gladwyne. The members of the investment committee of FS/EIG Advisor are Sean Coleman, Brian Gerson, Michael Kelly, Eric Long, R. Blair Thomas and Randall S. Wade. FS/EIG Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(3)
T. Rowe Price Associates, Inc. (“TRPA”) serves as investment advisor with power to direct investments and/or sole power to vote the securities owned by the selling unitholder. TRPA may be deemed to be the beneficial owner of all of the securities held by the selling unitholder; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly-traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of TRPA. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter and distributor of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities.

S-2

PROSPECTUS

NUSTAR ENERGY L.P.
23,246,650
Common Units Representing Limited Partner Interests
This prospectus relates to up to 23,246,650 common units representing limited partner interests (“common units”) in NuStar Energy L.P. issuable to the selling unitholders named herein (the “selling unitholders”) upon conversion of 23,246,650 Series D Cumulative Convertible Preferred Units representing limited partner interests (the “Series D Preferred Units”) in NuStar Energy L.P. that may be offered and sold from time to time in one or more offerings by the selling unitholders. For more information related to the selling unitholders, please read “The Selling Unitholders.”
The selling unitholders may offer and sell these common units to or through one or more underwriters, dealers or agents, or directly to investors or through any other means described in this prospectus under “Plan of Distribution,” in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. Each selling unitholder may elect to sell all, a portion or none of the common units offered hereby.
We will not receive any proceeds from any sale of common units offered by this prospectus.
This prospectus provides you with a general description of the common units and the general manner in which the common units may be offered by the selling unitholders. We may file one or more prospectus supplements that may describe the specific manner in which the selling unitholders will offer the common units. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.
NuStar Energy L.P.’s common units are listed for trading on the New York Stock Exchange under the symbol “NS.”
Investing in our common units involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase our securities, please see “Risk Factors,” beginning on page 4 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 19, 2019

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We and the selling unitholders have not authorized anyone to provide you with different information. The selling unitholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.
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ABOUT THIS PROSPECTUS
The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We and the selling unitholders have not authorized anyone else to provide you with different information. The selling unitholders are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholders may, over time, offer and sell the common units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common units. Each time the selling unitholders sell common units, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
In this prospectus, references to “NuStar Energy,” “we,” “us” and “our” mean NuStar Energy L.P., one or more of our consolidated subsidiaries or all of them taken as a whole, unless otherwise noted.

ABOUT NUSTAR ENERGY L.P.
NuStar Energy is a publicly held Delaware limited partnership engaged in the transportation of petroleum products and anhydrous ammonia, and the terminalling, storage and marketing of petroleum products. We conduct our operations through our wholly owned subsidiaries, primarily NuStar Logistics, L.P. and NuStar Pipeline Operating Partnership L.P.
Our operations are managed by NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., our general partner. NuStar GP, LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC, a wholly owned subsidiary of NuStar Energy.
Our principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and our telephone number is (210) 918-2000.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), regarding the common units offered hereby. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.
You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We and the selling unitholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling unitholders are not making an offer to sell the common units in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
NuStar Energy’s website is located at http://www.nustarenergy.com and NuStar Energy makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on NuStar Energy’s website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents filed by NuStar Energy that are listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, excluding information deemed to be furnished and not filed with the SEC, after the date on which the registration statement was initially filed with the SEC and before the effectiveness of the registration statement, and until all the securities are sold, prior to the termination of the offerings under this prospectus:
•	Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2018, filed on February 28, 2019;
•
The portions of our Definitive Proxy Statement on Schedule 14A (File No. 001-16417), filed on March 7, 2019, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018; and

•
The description of NuStar Energy’s common units under the heading “Description of Common Units,” contained in NuStar Energy L.P.’s registration statement on Form S-4 (File No. 333-223671) initially filed with the SEC on March 15, 2018, and any amendments or reports filed for the purpose of updating such description.

Each of these documents is available from the SEC’s website described above. Through our website, http://www.nustarenergy.com, you can access electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 19003 IH-10 West, San Antonio, Texas 78257; Telephone 210-918-INVR (4687).

RISK FACTORS
Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.
If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS
Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “could,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “forecast,” “budget,” “project,” “potential” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any prospectus supplement. The risk factors and other factors noted in this prospectus, any accompanying prospectus supplement or incorporated by reference herein or therein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us are “forward-looking” statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. You are cautioned not to place undue reliance on such forward-looking statements.
Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any accompanying prospectus supplement or document incorporated by reference, the date of such accompanying prospectus supplement or document and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based unless we are required by securities laws to do so.

USE OF PROCEEDS
The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholders. We will not receive any of the proceeds from the sale of the common units by the selling unitholders.
We have agreed to pay certain expenses of the selling unitholders in connection with the sale of the common units offered by this prospectus. Please read “Plan of Distribution.”

DESCRIPTION OF NUSTAR ENERGY COMMON UNITS
General
The common units represent limited partner interests that entitle the holders to participate in NuStar Energy’s cash distributions and to exercise the rights and privileges available to limited partners under the partnership agreement. For a description of the rights and privileges of common unitholders in and to NuStar Energy distributions, please read “Cash Distributions.” For a description of the rights and privileges of limited partners under the partnership agreement, including voting rights, please read “The Partnership Agreement.”
Voting Rights
Each holder of common units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders.
Exchange Listing
Our outstanding common units are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “NS.” Any additional common units we issue will also be listed on the NYSE.
Transfer of Common Units
Any transfers of common units will not be recognized by NuStar Energy unless the transferee executes and delivers a transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of NuStar Energy’s transfer agent or issued a common unit certificate or other evidence of the issuance of uncertificated common units. Purchasers may hold common units in nominee accounts.
Transfer Agent and Registrar
Our transfer agent and registrar for the common units is Computershare Trust Company, N.A.

CASH DISTRIBUTIONS
General
Within 45 days after the end of each quarter, NuStar Energy will distribute all of its available cash to its common unitholders of record on the applicable record date.
Available cash is defined in NuStar Energy’s partnership agreement and generally means, with respect to any fiscal quarter, the sum of all cash and cash equivalents at the end of such quarter, plus any cash resulting from working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves that NuStar Energy’s general partner determines in its reasonable discretion are necessary or appropriate to:
•	provide for the proper conduct of NuStar Energy’s business, including reserves for future capital expenditures and anticipated credit needs;
•	comply with applicable law or any debt instrument or other agreement or obligation;
•	provide funds for payments to holders of NuStar Energy’s preferred units; or
•	provide funds for distributions with respect to any one or more of the next four fiscal quarters.
NuStar Energy’s policy is, to the extent it has sufficient available cash from operating surplus, as defined in the partnership agreement, to distribute to each common unitholder at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that NuStar Energy will pay the minimum quarterly distribution on the common units in any quarter and NuStar Energy may be prohibited from making any distributions to unitholders if it would cause an event of default under the terms of NuStar Energy’s indebtedness. In addition, NuStar Energy’s preferred units rank senior to the common units with respect to distribution rights and rights upon liquidation. If NuStar Energy does not pay the required distributions (including any arrears) on its preferred units, it will be unable to pay distributions on the common units.
Distributions of Cash Upon Liquidation
If NuStar Energy dissolves in accordance with the partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. NuStar Energy will first apply the proceeds of liquidation to the payment of, or provision of payment for, its creditors. NuStar Energy will then pay any accumulated and unpaid distributions and the applicable liquidation preference on 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”), the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series B Preferred Units”), the 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series C Preferred Units”) or the Series D Preferred Units (collectively, “Preferred Units”). NuStar Energy will distribute any remaining proceeds to common unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.
Distribution Stopper Pursuant to Fixed-to-Floating Rate Subordinated Notes
On January 22, 2013, NuStar Logistics L.P. issued $402.5 million of fixed-to-floating rate subordinated notes due January 15, 2043 (the “Subordinated Notes”). Effective January 15, 2018, the interest rate on the Subordinated Notes switched from a fixed annual rate of 7.625%, payable quarterly in arrears, to an annual rate equal to the sum of the three-month LIBOR for the related quarterly interest period, plus 6.734% payable quarterly, commencing with the interest payment due April 15, 2018. As of December 31, 2018, the interest rate was 9.2%. The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuStar Pipeline Operating Partnership L.P.
In accordance with the terms of the notes, NuStar Logistics L.P. may elect to defer interest payments on the Subordinated Notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate at a rate equal to the interest rate then applicable to the Subordinated Notes until paid. If NuStar Logistics L.P. elects to defer interest payments, NuStar Energy cannot declare or make cash distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, its common units during the period interest is deferred.

THE PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of NuStar Energy’s partnership agreement and is qualified by reference to NuStar Energy’s partnership agreement, which is included as an exhibit to the registration statement of which this prospectus constitutes a part.
Organization and Duration
NuStar Energy was organized in December 1999 and will continue in existence until dissolved in accordance with the partnership agreement.
Purpose
The purpose of NuStar Energy is: (1) to serve as a partner of NuStar Logistics, L.P. (“NuStar Logistics”), one of NuStar Energy’s primary operating subsidiaries, and its other subsidiaries established for conducting the business of NuStar Energy (collectively, the “Operating Partnership”); (2) to engage in any business activities that may be engaged in by the Operating Partnership or that are approved by NuStar Energy’s general partner, provided that NuStar Energy’s general partner must reasonably determine that such activity generates or enhances the operations of any activity that generates “qualifying income,” as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended; (3) to serve as a member of NuStar GP Holdings, LLC and to exercise all the rights and powers held by NuStar Energy as a member of NuStar GP Holdings, LLC as the member of NuStar GP, LLC; and (4) to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to NuStar Energy’s subsidiaries. NuStar Energy’s general partner has no obligation or duty to NuStar Energy, its limited partners or assignees of partnership interests to propose or approve, and in its discretion may decline to propose or approve, the conduct by NuStar Energy of any business.
Power of Attorney
Each limited partner, and each person who acquires a limited partner interest and executes and delivers a transfer application, grants to NuStar Energy’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of NuStar Energy. The power of attorney also grants NuStar Energy’s general partner and the liquidator the authority to amend the partnership agreement, and to make consents and waivers under the partnership agreement.
Capital Contributions
NuStar Energy’s unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”
Limited Liability
Assuming that a limited partner does not participate in the control of NuStar Energy’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware law”), and that it otherwise acts in conformity with the provisions of NuStar Energy’s partnership agreement, the limited partner’s liability under the Delaware law will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to NuStar Energy for such partner’s units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right or exercise of the right, by the limited partners as a group:
•	to remove or replace NuStar Energy’s general partner;
•	to approve some amendments to the partnership agreement; or
•	to take other action under the partnership agreement
constituted “participation in the control” of NuStar Energy’s business for the purposes of the Delaware law, then the limited partners could be held personally liable for NuStar Energy’s obligations under the laws of Delaware, to the same extent as its general partner. This liability would extend to persons who transact business with NuStar Energy who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct.

Neither NuStar Energy’s partnership agreement nor the Delaware law specifically provides for legal recourse against NuStar Energy’s general partner if a limited partner were to lose limited liability through any fault of NuStar Energy’s general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware law, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware law provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware law will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.
NuStar Energy’s operating subsidiaries conduct business or own assets in the United States, Canada, Mexico and St. Eustatius in the Caribbean. Maintenance of NuStar Energy’s limited liability as a limited partner or member, respectively, of its operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiary conducts business. Limitations on the liability of limited partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that NuStar Energy was, by virtue of NuStar Energy’s ownership interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace NuStar Energy’s general partner, to approve certain amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of NuStar Energy’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for NuStar Energy’s obligations under the law of that jurisdiction to the same extent as its general partner under the circumstances. NuStar Energy will operate in a manner that its general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
The following matters require the unitholder vote specified below. Matters that require the approval of a “unit majority” require the approval of holders of a majority of the outstanding common units and the outstanding Series D Preferred Units (voting on an as-converted basis), voting together as a single class (subject to the limitations set forth in the definition of “Outstanding” in the partnership agreement).
Election of directors to the board
Plurality of the votes cast by the limited partners holding outstanding common units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class, at a meeting of the limited partners. Please read “—Meetings; Voting.”

Amendment of the partnership agreement
Certain amendments may be made by NuStar Energy’s general partner without the approval of unitholders. Certain other amendments require the approval of a unit majority. Certain other amendments require the approval of the holders of a super-majority of outstanding common units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class. Certain amendments that would have a material adverse effect on a class of

NuStar Energy interests require the approval of a majority of NuStar Energy interests to be affected by such amendment. Please read “—Amendment of the Partnership Agreement.”

Merger or the sale of all or substantially all of NuStar Energy’s assets	The holders of a unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of NuStar Energy	The holders of a unit majority. Please read “—Termination and Dissolution.”

Removal/Replacement of the general partner	The holders of a unit majority. Please read “—Withdrawal or Removal of the General Partner.”
Issuance of Additional Securities
NuStar Energy’s partnership agreement authorizes NuStar Energy, subject to any approvals required by the holders of Preferred Units, to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions established by NuStar Energy’s general partner in its sole discretion without the approval of any limited partners.
Except for restrictions arising from the need for approval of the holders of Preferred Units, there are no restrictions under the partnership agreement on the ability of NuStar Energy’s general partner to issue partnership securities, including partnership securities junior or senior to the common units.
It is possible that NuStar Energy will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units NuStar Energy issues will be entitled to share equally with the then-existing common unitholders in NuStar Energy’s distributions of available cash and additional partnership securities may be senior to the common units with respect to distributions. In addition, the issuance of additional partnership securities may dilute the value of the interests of the then-existing common unitholders in NuStar Energy’s net assets.
In accordance with Delaware law and the provisions of the partnership agreement, NuStar Energy may also issue additional partnership securities that, in the sole discretion of NuStar Energy’s general partner, may have special voting rights to which common units are not entitled.
No person will have any preemptive, preferential or other similar right with respect to the issuance of any partnership securities.
Amendment of the Partnership Agreement
General
Amendments to the partnership agreement may be proposed only by or with the consent of NuStar Energy’s general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, NuStar Energy’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
Prohibited Amendments
No amendment may be made that would:
•
amend, alter, change, repeal or rescind, in any respect, a provision of the partnership agreement that establishes a percentage of outstanding units required to take any action, that would have the effect of reducing such voting percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;
•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NuStar Energy to its general partner or any of its affiliates without the consent of NuStar Energy’s general partner, which may be given or withheld in its sole discretion;

•	change the term of NuStar Energy;
•	provide that NuStar Energy is not dissolved upon an election to dissolve NuStar Energy by its general partner that is approved by the holders of a unit majority;
•	give any person the right to dissolve NuStar Energy, other than its general partner’s right to dissolve NuStar Energy with the approval of the holders of a unit majority; or
•
have a material adverse effect on the rights or preferences of any class of partnership securities in relation to other classes of partnership securities, unless approved by the holders of not less than a majority of the outstanding partnership securities of the class affected.

The provision of the partnership agreement prohibiting amendments to the partnership agreement having the effects described in the seven bullets above can be amended, subject to certain exceptions, only upon the approval of the holders of at least 90% of the outstanding common units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class. In addition, no amendment may be made to the partnership agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Preferred Units without first obtaining the affirmative vote or consent of the holders of (a) 66-2/3% of the respective outstanding class of Series A Preferred Units, Series B Preferred Units and Series C Preferred Units or (b) a majority of the outstanding Series D Preferred Units.
No Unitholder Approval
NuStar Energy’s general partner may generally make amendments to the partnership agreement without the approval of any partner or assignee to reflect:
•	a change in the name of NuStar Energy, the location of the principal place of business of NuStar Energy, the registered agent or the registered office of NuStar Energy;
•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;
•
a change that, in the sole discretion of NuStar Energy’s general partner, is necessary or advisable to qualify or continue the qualification of NuStar Energy as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither NuStar Energy nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•
an amendment that is necessary, in the opinion of counsel to NuStar Energy, to prevent NuStar Energy, its general partner, NuStar GP, LLC, or any of the directors, officers, agents or trustees of NuStar GP, LLC from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•
subject to any restrictions imposed by the terms of the Preferred Units and the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of NuStar Energy’s general partner is necessary or advisable for the authorization of additional partnership securities;

•	any amendment expressly permitted in the partnership agreement to be made by NuStar Energy’s general partner acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•
any amendment that, in the discretion of NuStar Energy’s general partner, is necessary or advisable for the formation by NuStar Energy of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

•	a change in the fiscal year or taxable year of NuStar Energy and related changes; and
•	any other amendments substantially similar to any of the matters described above.
In addition, subject to any restrictions imposed by the terms of the Preferred Units, NuStar Energy’s general partner may make amendments to the partnership agreement without the approval of any partner or assignee if those amendments, in the discretion of NuStar Energy’s general partner:
•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;
•
are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which NuStar Energy’s general partner deems to be in the best interests of NuStar Energy and the limited partners;

•	are necessary or advisable for any action taken by NuStar Energy’s general partner relating to splits or combinations of partnership securities under the provisions of the partnership agreement; or
•	are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.
Opinion of Counsel and Unitholder Approval
Except for amendments described above under “—No Unitholder Approval” or in connection with a merger, no other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class, unless NuStar Energy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability of any limited partner of NuStar Energy under applicable law.
Merger, Sale or Other Disposition of Assets
Subject to certain exceptions, a merger or consolidation of NuStar Energy requires the prior approval of NuStar Energy’s general partner. NuStar Energy’s general partner must also approve the merger agreement, which must include certain information as set forth in NuStar Energy’s partnership agreement. Once approved by NuStar Energy’s general partner, the merger agreement must be submitted to a vote of common unitholders and Series D Preferred Unitholders (voting on an as-converted basis), voting together as a single class, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a unit majority (unless the affirmative vote of the holders of a greater percentage is required under the merger agreement or Delaware law).
Except in connection with a dissolution and liquidation of NuStar Energy or a duly approved merger, NuStar Energy’s general partner may not (a) sell, exchange or otherwise dispose of all or substantially all of NuStar Energy’s assets in a single transaction or a series of related transactions, or (b) approve on behalf of NuStar Energy the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership without the approval of the holders of a unit majority. However, NuStar Energy’s general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of NuStar Energy or the Operating Partnership without the approval of the unitholders. In addition, NuStar Energy’s general partner may sell any or all of the assets of NuStar Energy or the Operating Partnership in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of the unitholders.

Termination and Dissolution
NuStar Energy will continue in existence as a limited partnership until terminated in accordance with its partnership agreement. NuStar Energy will dissolve upon:
•	the election of NuStar Energy’s general partner to dissolve NuStar Energy, if approved by the holders of a unit majority;
•	the entry of a decree of judicial dissolution of NuStar Energy pursuant to Delaware law;
•	the sale of all or substantially all of the assets and properties of NuStar Energy, the Operating Partnership and their subsidiaries; or
•
the withdrawal or removal of NuStar Energy’s general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to reconstitute NuStar Energy and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of a unit majority, subject to receipt by NuStar Energy of an opinion of counsel to the effect that:
•	the action would not result in the loss of limited liability of any limited partner; and
•
neither NuStar Energy, the reconstituted limited partnership, nor any operating subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds
Upon its dissolution, unless NuStar Energy is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up NuStar Energy’s affairs will, acting with all of the powers of NuStar Energy’s general partner that the liquidator deems necessary or desirable in its judgment, liquidate NuStar Energy’s assets and apply the proceeds of the liquidation as provided in “Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of NuStar Energy’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Withdrawal or Removal of the General Partner
NuStar Energy’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits NuStar Energy’s general partner to sell or otherwise transfer all of its general partner interest in NuStar Energy without the approval of the unitholders. Please read “—Transfer of General Partner Interests.”
Upon the withdrawal of NuStar Energy’s general partner under any circumstances, other than as a result of a transfer of all or a part of its general partner interest in NuStar Energy, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, NuStar Energy will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a unit majority agree in writing to continue the business of NuStar Energy and to appoint a successor general partner. Please read “—Termination and Dissolution.”
If NuStar Energy’s general partner withdraws under circumstances where such withdrawal does not violate the partnership agreement, and a successor general partner is elected under the terms of the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If NuStar Energy’s general partner withdraws under circumstances where such withdrawal does violate the partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If such general partner interests are not purchased by the successor general partner, they will be converted into common units.

NuStar Energy’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than a unit majority, and NuStar Energy receives an opinion of counsel regarding limited liability and tax matters. Any removal of NuStar Energy’s general partner is also subject to the approval of a successor general partner by the vote of a unit majority.
If NuStar Energy’s general partner is removed under circumstances where cause does not exist, and a successor general partner is elected under the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If NuStar Energy’s general partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If NuStar Energy’s general partner interests are not purchased by the successor general partner, they will be converted into common units.
“Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as the general partner.
Withdrawal or removal of the general partner of NuStar Energy also constitutes withdrawal or removal of the general partner of the Operating Partnership.
In addition, NuStar Energy will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of NuStar Energy.
Transfer of General Partner Interests
NuStar Energy’s general partner may transfer all or any part of its general partner interest in NuStar Energy without unitholder approval.
No transfer by NuStar Energy’s general partner of all or any part of its general partner interest is permitted unless (1) the transferee agrees to assume the rights and duties of the general partner and be bound by the partnership agreement, (2) NuStar Energy receives an opinion of counsel regarding limited liability and tax matters and (3) such transferee agrees to purchase all of the partnership interests of the general partner as the general partner of the Operating Partnership and any of NuStar Energy’s or the Operating Partnership’s subsidiaries.
Change of Management Provisions
NuStar Energy’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NuStar Energy’s general partner or otherwise change management, including the following:
•
with certain limited exceptions, any partnership securities held by a person that owns 20% or more of any class of partnership securities then outstanding, other than NuStar Energy’s general partner and its affiliates, cannot be voted on any matter; provided, however that such restriction generally does not apply to any Series D Preferred Units held by a person who acquired such Series D Preferred Units pursuant to the Series D Cumulative Convertible Preferred Unit Purchase Agreement, dated as of June 26, 2018, among NuStar Energy L.P. and the purchasers party thereto;

•
limiting the ability of unitholders to replace members of the board of directors of NuStar GP, LLC (the “board”) by having staggered elections where each director is elected for a three year term and providing that directors may only be removed for cause; and

•
limiting the ability of unitholders to call meetings or to acquire information about NuStar Energy’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Meetings; Voting
An annual meeting of the limited partners for the election of directors to the board, and other matters that NuStar Energy’s general partner submits to a vote of the limited partners, will be held in April of each year beginning in 2019 or on such other date as determined by NuStar Energy’s general partner. Special meetings of the limited partners may be called by NuStar Energy’s general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed.
For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, NuStar Energy’s general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.
Each record holder of limited partner interests has a vote according to his percentage interest in NuStar Energy. Limited partner interests held for a person’s account by another person (such as a broker, dealer or bank), in whose name such limited partner interests are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage).
At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding limited partner interests entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the partnership agreement, in which case the act of the limited partners holding such greater or different percentage of the outstanding limited partner interests will be required. At a meeting for the election of directors, directors are elected by a plurality of votes cast by the limited partners holding outstanding common units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class.
If authorized by NuStar Energy’s general partner, any action that is required or permitted to be taken at a meeting of the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by the holders of the number of limited partner interests necessary to authorize or take that action at a meeting.
The Board of Directors
The number of directors on the board will be nine unless otherwise determined from time to time by a majority of the directors then in office or automatically increased pursuant to the terms of the Series D Preferred Units. Any decrease in the number of directors by the board may not have the effect of shortening the term of any incumbent director.
The directors are grouped into three groups with respect to their terms. At each annual meeting of limited partners, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term.
A director may only be removed for cause at a meeting of limited partners upon the affirmative vote of the limited partners holding a unit majority and only if, at the same meeting, the limited partners holding a unit majority nominate a replacement director and elect the replacement director to the board. Vacancies on the board (other than vacancies caused by the removal of a director by the limited partners) may be filled by a majority of the remaining directors then in office.
Nominations of persons for election as directors to the board may be made at an annual meeting of the limited partners only pursuant to NuStar Energy’s general partner’s notice of meeting (1) by or at the direction of a majority of the directors of the board or (2) by a limited partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two years, 5% of the outstanding common units and outstanding Series D Preferred Units (on an as-converted basis), considered together for this purpose as a single class, and such limited partner, or each limited partner in such group, (A) was a limited partner at the time the notice provided for in the partnership agreement is delivered to NuStar Energy’s general partner and (B) complies with the notice procedures set forth in the partnership agreement.
For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to NuStar Energy’s general partner. The notice must contain certain information as described in the partnership agreement. To be timely, a limited partner’s notice must be delivered to NuStar Energy’s general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.
In the event that the number of directors is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by NuStar Energy or its general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to NuStar Energy’s general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by NuStar Energy or its general partner.
Nominations for directors may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the partnership agreement.
Only persons who are nominated in accordance with the procedures set forth in the partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Unless otherwise required by law or the partnership agreement, if each nominating limited partner does not appear at the annual or special meeting of limited partners to present a nomination, the nomination will be disregarded.
In addition to the provisions described above and in the partnership agreement, a limited partner must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder. Any references in the partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to, and do not, limit any requirements applicable to nominations pursuant to the partnership agreement, and compliance with the partnership agreement is the exclusive means for a limited partner to make nominations.
Limited Call Right
If at any time NuStar Energy’s general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, NuStar Energy’s general partner will have the right (which right it may assign and transfer to NuStar Energy or any affiliate of its general partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests to be purchased by NuStar Energy’s general partner will be selected by NuStar Energy’s general partner, and NuStar Energy’s general partner must mail notice of its election to purchase the interests to the holders of such interests at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in the partnership agreement) of the limited partner interests of the class as of the date three days prior to the date NuStar Energy’s general partner mails notice of its election to purchase the limited partner interests and (2) the highest cash price paid by NuStar Energy’s general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date NuStar Energy’s general partner mails notice of its election to purchase the limited partner interests.
Transfer of Common Units and Status as a Limited Partner or Assignee
No transfer of NuStar Energy limited partner interests represented by certificates will be recognized by NuStar Energy unless certificates representing those limited partner interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the partnership agreement, and gives the consents and approvals and makes the waivers contained in the partnership agreement. Transferees may hold common units in nominee accounts.
Once a transferee has executed and delivered a transfer application in accordance with the partnership agreement, the transferee becomes an assignee. An assignee becomes a limited partner upon the consent of NuStar Energy’s general partner and the recordation of the name of the assignee on NuStar Energy’s books and records. Such consent may be withheld in the sole discretion of NuStar Energy’s general partner. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in NuStar Energy equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions of NuStar Energy.

NuStar Energy’s general partner will vote and exercise, at the written direction of the assignee, other powers attributable to limited partner interests owned by an assignee who has not become a substituted limited partner.
Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner interests and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner interests. The only right such transferees will have is the right to admission as a substituted limited partner upon execution of a transfer application, subject to the approval of NuStar Energy’s general partner. A nominee or broker who has executed a transfer application with respect to limited partner interests held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner interests.
Non-Citizen Assignees; Redemption
If NuStar Energy, the Operating Partnership or any of their subsidiaries is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of NuStar Energy’s general partner, create a substantial risk of cancellation or forfeiture of any property that NuStar Energy, the Operating Partnership or any of their subsidiaries has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, NuStar Energy may redeem the limited partner interests held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, NuStar Energy’s general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or NuStar Energy’s general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his limited partner interests and may not receive distributions in kind upon NuStar Energy’s liquidation.
Indemnification
Under the partnership agreement, in most circumstances, NuStar Energy will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events as long as such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of NuStar Energy, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful:
•	NuStar Energy’s general partner;
•	any departing general partner;
•	any person who is or was an affiliate of NuStar Energy’s general partner or any departing general partner;
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any person who is or was a member, partner, officer, director, employee, agent or trustee of NuStar Energy, the Operating Partnership or any of their subsidiaries, NuStar Energy’s general partner or any departing general partner or any affiliate of NuStar Energy, the Operating Partnership, their subsidiaries, NuStar Energy’s general partner or any departing general partner; or

•
any person who is or was serving at the request of NuStar Energy’s general partner or departing general partner or any affiliate of NuStar Energy’s general partner or departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of NuStar Energy’s assets. NuStar Energy’s general partner will not be personally liable for any of NuStar Energy’s indemnification obligations, or have any obligation to contribute or loan funds or assets to NuStar Energy to enable it to effectuate indemnification. NuStar Energy is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether NuStar Energy would have the power to indemnify the person against liabilities under the partnership agreement.
Books and Reports
NuStar Energy’s general partner is required to keep appropriate books of NuStar Energy’s business at NuStar Energy’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, NuStar Energy’s fiscal year is the calendar year.

NuStar Energy will furnish or make available to record holders of partnership securities, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its registered public accounting firm. Except for its fourth quarter, NuStar Energy will also furnish or make available summary financial information within 90 days after the close of each quarter.
NuStar Energy will furnish each record holder of a partnership security with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.
Right to Inspect NuStar Energy’s Books and Records
The partnership agreement provides that a limited partner can, for a purpose reasonably related to such limited partner’s interest as a limited partner, upon reasonable demand and at its own expense, have furnished to it:
•	information regarding the status of the business and financial condition of NuStar Energy;
•	a copy of NuStar Energy’s tax returns;
•	a current list of the name and last known address of each partner;
•	copies of the partnership agreement, the certificate of limited partnership of NuStar Energy, related amendments and powers of attorney under which they have been executed;
•
information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	any other information regarding NuStar Energy’s affairs as is just and reasonable.
NuStar Energy’s general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which it believes in good faith is not in NuStar Energy’s, the Operating Partnership’s and their subsidiaries’ best interests, could damage NuStar Energy, the Operating Partnership and their subsidiaries or which NuStar Energy, the Operating Partnership or their subsidiaries are required by law or by agreements with third parties to keep confidential.
Registration Rights
Under the partnership agreement, NuStar Energy has agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by the general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Riverwalk Logistics, L.P. as the general partner of NuStar Energy. NuStar Energy is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
Conflicts of Interest
Riverwalk Logistics, L.P., the general partner of NuStar Energy, has a legal duty to manage NuStar Energy in a manner beneficial to NuStar Energy’s unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary” duty.
NuStar Energy’s partnership agreement contains provisions that allow its general partner to take into account the interests of parties in addition to NuStar Energy in resolving conflicts of interest. In effect, these provisions limit NuStar Energy’s general partner’s fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between NuStar Energy’s general partner or its affiliates, on the one hand, and NuStar Energy or any other partner, on the other hand, NuStar Energy’s general partner will resolve that conflict.
Resolution of Conflicts of Interest
NuStar Energy’s general partner will not be in breach of its obligations under the partnership agreement or its duties to NuStar Energy or the unitholders if the resolution of the conflict is considered to be fair and reasonable to NuStar Energy. Any resolution is considered to be fair and reasonable to NuStar Energy if that resolution is:
•
approved by a conflicts committee consisting of three or more independent directors of NuStar GP, LLC, although no party is obligated to seek approval and NuStar Energy’s general partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to NuStar Energy than those generally being provided to or available from unrelated third parties; or
•
fair to NuStar Energy, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to NuStar Energy.

In resolving a conflict, NuStar Energy’s general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:
•	the relative interests of the parties involved in the conflict or affected by the action;
•	any customary or accepted industry practices or historical dealings with a particular person or entity; and
•	generally accepted accounting principles and other factors it considers relevant, if applicable.
Conflicts of interest could arise in the situations described below, among others.
Actions taken by NuStar Energy’s general partner may affect the amount of cash available for distribution to unitholders.
The amount of cash that is available for distribution to unitholders is affected by decisions of NuStar Energy’s general partner regarding:
•	amount and timing of asset purchases and sales;
•	cash expenditures;
•	borrowings;
•	issuance of additional units; and
•	the creation, decrease or increase of reserves in any quarter.
In addition, borrowings by NuStar Energy do not constitute a breach of any duty owed by NuStar Energy’s general partner to the unitholders.
The partnership agreement provides that NuStar Energy may borrow funds from its general partner and its affiliates, and vice versa.
Partnership Securities are subject to NuStar Energy’s general partner’s limited call right.
NuStar Energy’s general partner may exercise its right to call and purchase partnership securities as provided in NuStar Energy’s partnership agreement or assign this right to one of its affiliates or to us. NuStar Energy’s general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a consequence, a holder of partnership securities may have his partnership securities purchased from him at an undesirable time or price.
Fiduciary duties owed to unitholders by NuStar Energy’s general partner are prescribed by law and NuStar Energy’s partnership agreement.
NuStar Energy’s general partner is accountable to NuStar Energy and its unitholders as a fiduciary. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.
Fiduciary Duties
Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, generally requires a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, generally prohibits a general partner from taking any action or engaging in any transaction where a conflict of interest is present. The Delaware law generally provides that a limited partner may institute legal action on a partnership’s behalf to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
The Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.
Fiduciary standards may be modified by NuStar Energy’s partnership agreement. NuStar Energy’s partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by NuStar Energy’s general partner. The following is a summary of the material restrictions of the fiduciary duties owed by NuStar Energy’s general partner to the limited partners:
The partnership agreement contains provisions that waive or consent to conduct by NuStar Energy’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits NuStar Energy’s general partner to make a number of decisions in its “sole discretion,” such as:
•	the incurrence of indebtedness;
•	the acquisition or disposition of assets, except for the disposition of all of the assets of NuStar Energy which requires unitholder approval;
•	the negotiation of any contracts; and
•	the disposition of NuStar Energy’s cash.
Sole discretion entitles NuStar Energy’s general partner to consider only the interests and factors that it desires and it does not have a duty or obligation to give any consideration to any interest of, or factors affecting, NuStar Energy, its affiliates or any limited partner, including the public unitholders. Other provisions of NuStar Energy’s partnership agreement provide that NuStar Energy’s general partner’s actions must be carried out in its reasonable discretion.
The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be “fair and reasonable” to NuStar Energy under the factors previously set forth. In determining whether a transaction or resolution is “fair and reasonable” NuStar Energy’s general partner may consider interests of all parties involved, including its own. Unless NuStar Energy’s general partner has acted in bad faith, the action taken by NuStar Energy’s general partner will not constitute a breach of its fiduciary duty.
In addition to the other more specific provisions limiting the obligations of NuStar Energy’s general partner, the partnership agreement further provides that NuStar Energy’s general partner and the officers and directors of NuStar GP, LLC will not be liable for monetary damages to NuStar Energy, the limited partners or assignees for errors of judgment or for any acts or omissions if NuStar Energy’s general partner and those other persons acted in good faith.

NuStar Energy is required to indemnify its general partner and NuStar GP, LLC and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by NuStar Energy’s general partner and NuStar GP, LLC or these other persons. This indemnification is required if NuStar Energy’s general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than NuStar Energy’s general partner) not opposed to, the best interests of NuStar Energy. Indemnification is required for criminal proceedings if NuStar Energy’s general partner and NuStar GP, LLC or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, NuStar Energy’s general partner and NuStar GP, LLC could be indemnified for their negligent acts if they met these requirements concerning good faith and the best interests of NuStar Energy.

MATERIAL TAX CONSEQUENCES
This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below, possibly on a retroactive basis. Unless otherwise noted herein, statements as to matters of U.S. federal income tax and legal conclusions with respect thereto, but not as to factual matters, contained in this section are the opinion of Sidley Austin LLP, counsel to our general partner and us, and are based on the accuracy of the representations made by our general partner and us. Unless the context otherwise requires, references in this section to “us,” “we” or “NuStar Energy” are references to NuStar Energy L.P.
This section does not address all U.S. federal, state and local tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. We have not sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Sidley Austin LLP or any other legal counsel. Furthermore, this section is limited to beneficial owners of common units who are U.S. holders, whose functional currency is the U.S. dollar and who hold units as capital assets (generally, property that is held as an investment). This section has no application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the U.S.), Individual Retirement Accounts (“IRAs”), REITs, employee benefit plans, mutual funds, dealers in securities or currencies, traders in securities, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. Accordingly, we encourage each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder of the ownership or disposition of common units and potential changes in applicable tax laws, including the impact of recently enacted U.S. tax reform legislation.
We will rely on the opinions and advice of Sidley Austin LLP. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (“IRS”) or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in the cash available to pay distributions to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in our common units, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
For the reasons described below, Sidley Austin LLP has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are the subject of a securities loan (please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”).
Partnership Status
We are treated as a partnership for U.S. federal income tax purposes and, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally will not be liable for entity-level U.S. federal income taxes. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units.”
Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Sidley Austin LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
It is the opinion of Sidley Austin LLP that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, NuStar Energy will be classified as partnership for U.S. federal income tax purposes.
In rendering its opinion, Sidley Austin LLP has relied on factual representations made by us and our general partner, including, without limitation:
(1)	none of NuStar Energy, NuStar Logistics or NuStar Pipeline Operating Partnership L.P. (“NuPOP”) has elected, nor will elect, to be treated as a corporation; and
(2)
for each taxable year, more than 90% of NuStar Energy’s gross income has been and will be income of the type that Sidley Austin LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe these representations are true and expect that these representations will continue to be true in the future.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.
If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made by us to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units, or taxable capital gain after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.
The discussion below is based on Sidley Austin LLP’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status
Unitholders who are admitted as limited partners of NuStar Energy, as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of NuStar Energy for U.S. federal income tax purposes.
A beneficial owner of common units whose units are the subject of a securities loan would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.”
Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in NuStar Energy. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in NuStar Energy for U.S. federal income tax purposes.
Tax Consequences of Common Unit Ownership
Flow-through of Taxable Income
Subject to the discussion below under “—Entity-Level Collections,” and “—Administrative Matters—Information Returns and Audit Procedures,” we will not pay any U.S. federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.
Treatment of Distributions
Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities, including as a result of future issuances, will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses” below.
A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in the Code (“Section 751 Assets”). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.
Basis of Common Units
A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be (1) increased by his share of our income and gains and by any increases in his share of our nonrecourse liabilities and (2) decreased, but not below zero, by distributions to him from us, by his share of our losses and deductions, by any decreases in his share of our nonrecourse liabilities, and by the amount of excess business interest (generally, the excess of our business interest over the amount that is deductible)

allocated to him. Immediately prior to the disposition of common units, a unitholder’s tax basis in such common units will be increased by the amount of any excess business interest that has not been deducted by him due to applicable limitations. Please read “—Limitations on Interest Deductions” below. A unitholder will have a share of our nonrecourse liabilities generally based on Book-Tax Disparity (as described in “—Allocation of Income, Gain, Loss and Deduction”) attributable to such unitholder, to the extent of such amount, and thereafter, such unitholder’s share of our profits. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”
Limitations on Deductibility of Losses
The deduction by a unitholder of his share of our losses will be limited to the lesser of (1) the unitholder’s tax basis in his common units and (2) the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s at risk amount is subsequently increased, provided such losses do not otherwise exceed the unitholder’s tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain is no longer utilizable.
In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder, or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of his common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or the unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions
In general, a partnership is entitled to a deduction for interest paid or accrued on indebtedness properly allocable to the partnership’s trade or business during its taxable year. However, the partnership’s deduction for this “business interest” is limited to the sum of its business interest income and 30% of its “adjusted taxable income.” Proposed regulations adopt a broad definition of interest, treating certain amounts, including amounts paid as guaranteed payments for the use of capital with respect to our Preferred Units, as business interest subject to the limitation. For the purposes of this limitation, adjusted taxable income is computed without regard to any business interest expense or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining the partnership’s non-separately stated taxable income or loss. Currently, while we conduct our operations through two operating subsidiaries, NuStar Logistics and NuPOP, substantially all of the debt allocable to the Partnership’s trade or business is incurred by NuStar Logistics. As a result, the business interest limitation with respect to interest paid or accrued on such debt will be determined solely based on the business interest income and adjusted taxable income of NuStar Logistics, and will not take into account any business interest income or adjusted taxable income of NuPOP. In applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.
To the extent the deduction for business interest is not limited, we will allocate the full amount of the deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent the deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with his percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Should our (or NuStar Logistics’) ability to deduct business interest be limited, the amount of taxable income allocated to our unitholders in the taxable year in which the limitation is in effect may increase. However, subject to certain limitations and adjustments to a unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in common units.
In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;
•	our interest expense attributed to portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or, if applicable, qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income for purposes of the investment interest expense limitation.
Entity-Level Collections
If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions so that, after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Each unitholder is urged to consult its tax advisor to determine the consequences to him of any tax payment we make on his behalf.
Allocation of Income, Gain, Loss and Deduction
In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the common unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated among the common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.
Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for (1) any difference between the tax basis and fair market value of our assets at the time of an offering or issuance and (2) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together referred to in this discussion as “Contributed Property.”
In the event we issue additional units or engage in certain other transactions in the future, “Reverse Section 704(c) Allocations,” similar to the Section 704(c) allocations described above, will be made to all partners to account for the difference, at the time of the future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
An allocation of items of our income, gain, loss or deduction (other than an allocation required by Section 704(c) to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to as “Book-Tax Disparity”) will generally be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including (1) his relative contributions to us; (2) the interests of all the partners in profits and losses; (3) the interests of all the partners in cash flows and other non-liquidating distributions; and (4) the rights of all the partners to distributions of capital upon liquidation. Sidley Austin LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election,” “—Uniformity of Common Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss and deduction under the partnership agreement will be given effect for U.S. federal income tax purposes.
Treatment of Securities Loans
A unitholder whose common units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (1) any of our items of income, gain, loss or deduction with respect to those units would not be reportable by the lending unitholder and (2) any cash distributions received by the lending unitholder as to those units may be treated as ordinary taxable income.
Because there is no direct or indirect controlling authority on this issue relating to partnership interests, Sidley Austin LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to his common units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their common units are urged to consult with their own tax advisors to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates
Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of an individual is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of an individual is 20%. Furthermore, for taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, an individual common unitholder is entitled to a deduction equal to 20% of his allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:
•
the net amount of our items of income, gain, deduction and loss to the extent such items are included or allowed in the determination of taxable income for the year and are attributable to our conduct of a trade or business within the United States, excluding certain specified types of passive investment income (such as capital gains and dividends, which are taxed at a rate of 20%) and certain payments made to the unitholder for services rendered to us; and

•
any gain recognized upon a disposition of common units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

These rates, and the deduction, are subject to change by new legislation at any time. Prospective unitholders should consult their tax advisors regarding the application of the deduction for qualified business income.
In addition, a 3.8% net investment income tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units (without taking into account the 20% deduction discussed above). In the case of an individual, the tax is imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.
Section 754 Election
We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election applies to a person who purchases common units from a selling unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of its tax basis in its assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.
Treasury Regulations under Section 743 of the Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”
Although Sidley Austin LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the common units. If such a challenge were sustained, gain from the sale of common units might be increased without the benefit of additional deductions.
A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and has a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.
The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among its assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”
Tax Basis, Depreciation and Amortization
We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis at the time of an offering will be borne by our unitholders as of that time. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.
If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”
The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us.
Valuation and Tax Basis of the Partnership’s Properties
The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
Recognition of Gain or Loss
Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.
Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items.” Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized upon the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of common units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Common Unit Ownership—Tax Rates.”
For purposes of calculating gain or loss on the sale or exchange of a common unit, the unitholder’s adjusted tax basis will be adjusted by his allocable share of our income or loss in respect of his common units for the year of sale. Additionally, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract;
in each case, with respect to the partnership interest or substantially identical property.
Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Department of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Allocations Between Transferors and Transferees
In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable stock exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized by us after the date of transfer.
Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Treasury Regulations permit a publicly traded partnership to use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, but do not specifically authorize all aspects of the proration method we have currently adopted. Accordingly, Sidley Austin LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If the IRS determines that this method is not allowed under Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under Treasury Regulations.
A unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss, and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.
Notification Requirements
A unitholder who sells any of his common units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notification, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.
Uniformity of Common Units
Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”
The partnership agreement permits us to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Sidley Austin LLP is unable to opine as to the validity of such filing positions.
A common unitholder’s basis in his common units is reduced by his share of our deductions (whether or not such deductions were claimed on the unitholder’s income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” above and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.
Tax-Exempt Organizations and Other Investors
Common unit ownership by employee benefit plans and other tax-exempt organizations, as well as non-resident aliens, foreign corporations, and other foreign persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. Prospective unitholders that are tax exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in common units.
Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.
Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their common unit ownership. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.
A Non-U.S. Unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the Non-U.S. Unitholder. Such gain or loss will be treated as effectively connected with a U.S. trade or business to the extent that the sale of our assets would have produced effectively connected gain or loss. It is expected that, under this rule, all or substantially all of a Non-U.S. Unitholder’s gain from the sale or other disposition of common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act of gain from the sale of common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its common units.
Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from the transferee amounts that should have been withheld by the transferee but were not withheld. Because the “amount realized” would include a unitholder’s share of our nonrecourse liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. For this and other reasons, the IRS has suspended the application of this withholding rule to open market transfers of interest in publicly traded partnerships, pending promulgation of regulations that address the amount to be withheld, the reporting necessary to determine such amount and the appropriate party to withhold such amounts, but it is not clear if or when such regulations will be issued.
Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.
The IRS may audit our U.S. federal income tax returns. Neither we nor Sidley Austin LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.
Generally, we expect to elect to have our unitholders and former unitholders take any material audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election, if made, will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, we may not be able to have our unitholders take such audit adjustment into account. If we are unable or if it is not economical to have our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, or interest, its cash available for distribution to its unitholders might be substantially reduced.
In the event the IRS makes an audit adjustment to our income tax returns and we do not or cannot shift the liability to our unitholders in accordance with their interests in us during the taxable year under audit, we will generally have the ability to request that the IRS reduce the determined underpayment by reducing the suspended passive loss carryovers of our unitholders (without any compensation from us to such unitholders), to the extent such underpayment is attributable to a net decrease in passive activity losses allocable to certain partners. Such reduction, if approved by the IRS, will be binding on any affected unitholders.
Additionally, for taxable years beginning after December 31, 2017, we are no longer required to designate a tax matters partner and, instead, we are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on behalf of us for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS.
We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on behalf of us with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.
Additional Withholding Requirements
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.
Generally these rules apply to current payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its common units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above.
Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in common units.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:
(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;
(2)	a statement regarding whether the beneficial owner is:
(a)	a person that is not a United States person,
(b)	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(c)	a tax-exempt entity;
(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and
(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $270 per failure, up to a maximum of $3,282,500 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.
Accuracy-Related Penalties
Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.
Reportable Transactions
If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.
Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”
•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and
•	in the case of a listed transaction, an extended statute of limitations.
We do not expect to engage in any “reportable transactions.”
Registration as a Tax Shelter
We registered as a “tax shelter” under the law in effect at the time of our initial public offering. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the American Jobs Creation Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the American Jobs Creation Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.
Legislative Developments
The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which we rely for treatment as a partnership for U.S. federal income tax purposes. On December 22, 2017, the President signed into law comprehensive U.S. federal tax reform legislation that significantly reforms the Code. This legislation, among other things, contains significant changes to the taxation of our operations and an investment in common units, including a partial limitation on the deductibility of certain business interest expenses, a deduction for common unitholders relating to certain income from partnerships, immediate deductions for certain new investments instead of deductions for depreciation over time and the modification or repeal of many business deductions and credits. Prospective common unitholders are urged to consult their tax advisors regarding the impact of this tax reform legislation on an investment in common units.
Additional modifications to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the common units.
State, Local and Other Tax Considerations
In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because his income from that jurisdiction falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.”
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as U.S. federal tax returns, that may be required of him. Sidley Austin LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN NUSTAR ENERGY BY EMPLOYEE BENEFIT PLANS
An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), restrictions imposed by Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities and other accounts established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements. Plans that are governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.
Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan or other arrangement that is subject to Similar Laws (each of which we refer to as a “Plan”) to:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, that Plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws; and
•
whether the investment will result in recognition of unrelated business taxable income by the Plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors.”

In addition, the person who has discretionary authority or control over the management or disposition of the assets of a Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the Plan.
Section 406 of ERISA and Section 4975 of the Code prohibit certain employee benefit plans, and Section 4975 of the Code prohibits IRAs and certain other arrangements, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the Plan that is covered by ERISA or Section 4975 of the Code. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.
The U.S. Department of Labor regulations, as amended by Section 3(42) of ERISA, provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:
•
the equity interests acquired by employee benefit plans or other arrangements described above are “publicly offered securities,” as defined in the regulations (i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws); or

•
the entity is an “operating company,” as defined in the regulations (i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries); or

•
less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

We expect that our assets should not be considered “plan assets” under these regulations because the investment in our common units will satisfy the requirements in the first bullet point above.

The foregoing discussion is general in nature and not intended to be all-inclusive. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and other Similar Laws in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA, the Code or other Similar Laws. The acquisition, holding and, to the extent relevant, disposition of common units by any Plan is in no respect by us or any of our affiliates or representatives a determination or representation that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

SELLING UNITHOLDERS
This prospectus relates to 23,246,650 common units issuable to the selling unitholders upon conversion of the Series D Preferred Units. The selling unitholders acquired the Series D Preferred Units from us on June 29, 2018 and July 13, 2018 pursuant to a Series D Preferred Unit Purchase Agreement, dated as of June 29, 2018 (the “Series D Purchase Agreement”).
The information contained in the table below in respect of the selling unitholders (including the number of common units beneficially owned and the number of common units offered) has been obtained from the selling unitholders and has not been independently verified by us. We may supplement this prospectus from time to time in the future to update or change this list of selling unitholders and the number of common units that may be offered and sold by them. The registration for resale of the common units does not necessarily mean that the selling unitholders will sell all or any of these common units. In addition, the selling unitholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common units in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
The information set forth in the following table regarding the beneficial ownership after resale of the common units is based upon the assumption that the selling unitholders will sell all of the common units beneficially owned by them that are covered by this prospectus. The ownership percentage indicated in the following table is based on 107,762,875 outstanding common units of as of March 31, 2019 and assumes the conversion of all Series D Preferred Units. Except as indicated in the footnotes to the table below, to our knowledge, the selling unitholders have the sole voting and investment power with respect to all securities beneficially owned by them. Unless otherwise described below, to our knowledge, none of the selling unitholders has held any position or office or had any material relationship with NuStar Energy during the three years prior to the date of this prospectus.
	Common units beneficially owned prior to the offering		Common units to be offered	Common units beneficially owned after the offering
Name of selling unitholder	Number	Percentage		Number	Percentage
EIG Nova Equity Aggregator, L.P.(1)	17,336,485	13.2%	17,336,485	—	—
FS Energy and Power Fund(2)	5,910,165	4.5%	5,910,165	—	—
(1)
EIG Nova Equity Aggregator, L.P. is a holding company for certain funds managed by EIG Management Company, LLC (the “Manager”). The funds’ investment committee has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the common units held by the funds. The members of the funds’ investment committee are R. Blair Thomas, Randall S. Wade, William C. Sonneborn, Jean-Daniel Borgeaud, Linda Cook and Richard Punches. The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(2)
FS Energy and Power Fund (“FSEP”) is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The investment adviser to FSEP is FS/EIG Advisor, LLC (“FS/EIG Advisor”). The investment committee of FS/EIG Advisor makes investment decisions on behalf of FS/EIG Advisor and has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the common units held by FSEP. The members of the investment committee of FS/EIG Advisor are Sean Coleman, Brian Gerson, Michael Kelly, William C. Sonneborn, R. Blair Thomas and Randall S. Wade. FS/EIG Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

PLAN OF DISTRIBUTION
As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose to sell some, all or none of the common units offered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution.
The common units held by the selling unitholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by the selling unitholders or other persons, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter markets or in independently negotiated transactions or otherwise. The methods by which the common units may be sold include:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
a block trade (which may involve crosses in which the same broker-dealer acts as agent on both sides) in which the broker or dealer so engaged will attempt to sell the common units as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions in accordance with the rules of the NYSE or any other applicable national securities exchange on which the common units are listed;
•
sales on any national securities exchange or quotation service on which the common units may be listed or quoted at the time of the sale, including the NYSE, in the over-the-counter markets or through a market maker or into an existing trading market (on an exchange or otherwise) for the common units;

•	underwritten transactions;
•	short sales, whether through a broker-dealer or otherwise;
•	in transactions in which broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per unit;
•	privately negotiated transactions;
•	pledges of the common units as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect sales or other distributions of the securities;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agents. Such transactions may be effected by the selling unitholders at fixed prices, which may be changed, market prices prevailing at the time of sale, varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling unitholders or by agreement between the selling unitholders and any underwriters or broker-dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling unitholders from the sale of the common units offered hereby will be the purchase price of the common units less discounts and commissions, if any.
If the selling unitholders utilize a dealer in the sale of the common units, the selling unitholders will sell those common units to the dealer, as principal. The dealer may then resell those common units to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be the selling unitholders’ customers or may engage in transactions with, or perform services for, the selling unitholders in the ordinary course of business.

In addition, the selling unitholders may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling unitholders may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.
We have agreed to pay the costs and expenses of the registration of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the selling unitholders’ sale of common units, which will be paid by the selling unitholders.
We have agreed to indemnify, in certain circumstances, the selling unitholders against certain liabilities to which they may become subject in connection with the sale of the common units included in this prospectus, including liabilities arising under the Securities Act. The selling unitholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such common units, including liabilities arising under the Securities Act. We and the selling unitholders may agree to indemnify underwriters, brokers, dealers and agents who participate in the distribution of the common units included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such common units, including liabilities arising under the Securities Act.
The selling unitholders and other persons participating in the sale or distribution of the common units will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common units by the selling unitholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling unitholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.
Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.
Underwriters, dealers or agents that participate in the distribution of the common units may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the selling unitholders and any profit on the resale of the common units by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

LEGAL MATTERS
The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering of the securities issued by us, will be passed upon for us by Sidley Austin LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.
EXPERTS
The consolidated financial statements of NuStar Energy L.P. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.